Exhibit 99.3

                    MANAGEMENT'S ASSERTION CONCERNING
                COMPLIANCE WITH MINIMUM SERVICING STANDARDS

March 15, 2004


For the period from inception (November 13, 2003) to December 31, 2003, M&I Marshall & Ilsley Bank (the "Servicer") has complied, in all material respects, with the Servicer's established minimum servicing standards for the receivables being serviced for the Trust (as defined below) as set forth in Appendix I (the "Standards"). The Standards are based on the Sale and Servicing Agreement dated as of November 13, 2003 among Deutsche Bank Trust Company Delaware, not in its individual capacity but solely as owner trustee of M&I Auto Loan Trust 2003-1 (the "Trust"), M&I Dealer Auto Securitization, LLC, as seller, the Servicer, and BNY Midwest Trust Co., as indenture trustee.





                                 M&I Marshall & Ilsley Bank, as Servicer


                                 By: /s/ Thomas J. O'Neill
                                     ------------------------------------
                                 Name:  Thomas J. O'Neill
                                 Title: Executive Vice President

APPENDIX I

M&I MARSHALL & ILSLEY BANK'S MINIMUM SERVICING STANDARDS

I.	RECONCILIATIONS

1.	Reconciliations shall be prepared on a monthly basis
        for all related bank clearing accounts. These reconciliations shall:
        [_] be mathematically accurate;
        [_] be prepared within forty-five (45) calendar days after the cutoff date;
        [_] be reviewed and approved by someone other than the person who prepared he reconciliation; and
        [_] document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.


II.	MOTOR VEHICLE LOAN PAYMENTS

1.	Motor vehicle loan payments shall be deposited into the
        custodial bank accounts (maintained at a federally insured depository institution in trust) and related bank clearing accounts within two business days of receipt if M&I Marshall & Ilsley Bank does not maintain the required rating.

2.	Motor vehicle loan payments made in accordance with the motor vehicle loan documents shall be posted to the applicable motor vehicle loan records within two business days of receipt.

3.	Motor vehicle loan payments shall be allocated to principal, interest, insurance, or taxes in accordance with the Bank's customary servicing procedures.

4.	Motor vehicle loan payments identified as loan payoffs shall be allocated in accordance with the motor vehicle loan documents.


III.	DISBURSEMENTS

1.	Disbursements made via wire transfer on behalf of an obligor or investor shall be made only by authorized personnel.

2.	Disbursements made on behalf of an obligor or investor shall be posted within three business days to the obligor's or servicer's records maintained by the servicing entity.

3.	Amounts remitted to investors per the servicer's investor
        reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.


IV.	INVESTOR ACCOUNTING AND REPORTING

1.	Statements are sent on a monthly basis listing the total
        unpaid principal balance and pool.


V.	MOTOR VEHICLE LOAN ACCOUNTING

1.	The servicing entity's motor vehicle loan records shall
        agree with, or reconcile to, the records of obligors with respect to the unpaid principal balance on a monthly basis.


VI.	DELINQUENCIES

1.	Records documenting collection efforts shall be maintained
        during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).